Exhibit 99.1

Ultralife Reports First Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--Ultralife (NASDAQ: ULBI) reported revenue of $49.6 million for its first quarter of 2008, an increase of 53% compared with $32.3 million reported in the same three-month period in 2007. Operating income for the quarter was $2.4 million compared with $0.6 million last year.

Revenue in the first quarter rose $17.3 million over the same quarter last year primarily due to strong sales of advanced communications systems related to three major contracts announced in the latter half of 2007, and an increase in design and installation services revenue related to the contribution from RedBlack Communications and Stationary Power Services, acquired in September 2007 and November 2007, respectively. As a percentage of revenue, gross margin for the first quarter of 2008 was 22%, compared to 23% in the same quarter a year ago.

Operating expenses for the first quarter of 2008 totaled $8.5 million, up from $6.9 million a year ago. The $1.6 million increase includes $0.8 million related to the addition of RedBlack and Stationary Power and $0.8 million related to incremental sales and marketing efforts and higher administrative costs related to operating a larger organization.

Net income for the first quarter of 2008 was $2.4 million, or $0.14 per diluted share, compared with a net loss of $36,000, or $0.00 per share, for the same quarter in 2007. Included in first quarter 2008 results was a $0.3 million non-operating gain related to the early conversion of the $10.5 million debt held by the sellers of McDowell Research into 700,000 shares of common stock.

“In the first quarter we delivered advanced communications systems against planned schedules as the supply delays we experienced in the fourth quarter were resolved, and production is currently on track to meet delivery schedules,” said John D. Kavazanjian, president and chief executive officer. “In other areas of the business, we made progress with the integration of both RedBlack Communications and Stationary Power Services; began to implement our expansion plans for Stationary Power, opening offices in Atlanta and Dallas; and continued to expand automotive telematics batteries into additional model platforms. Based on a strong backlog of orders and firm demand in all areas of our business, we continue to plan for full year revenue of at least $238 million in 2008 while devoting product development and sales resources to creating new opportunities with prime contractors, government entities and commercial customers to drive sustainable profitable growth for the company.”

Outlook

For the second quarter of 2008, the company forecasts revenue in the range of $60 million to $70 million and operating income in the range of $4.5 million to $7.0 million. For the full year 2008, the company forecasts revenue of at least $238 million.

About Ultralife

Ultralife, which began as a battery company, now offers products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, Reserve Power Systems, ABLE, McDowell Research and RedBlack Communications. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ulbi.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on May 1, 2008 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 6845119, during the period starting at 1:00 p.m. ET May 1 and ending at 1:00 p.m. ET May 9, 2008.

ULTRALIFE BATTERIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended

	March 29,	March 31,
	2008	2007

Revenues:
Non-rechargeable products	$14,616	$18,158
Rechargeable products	6,738	5,529
Communications systems	24,054	8,491
Design and installation services	4,179	142
Total revenues	49,587	32,320

Cost of products sold:
Non-rechargeable products	11,560	13,610
Rechargeable products	5,537	4,167
Communications systems	17,933	6,971
Design and installation services	3,682	71
Total cost of products sold	38,712	24,819

Gross margin	10,875	7,501

Operating expenses:
Research and development	1,609	1,614
Selling, general, and administrative	6,903	5,296
Total operating expenses	8,512	6,910

Operating income	2,363	591

Other income (expense):
Interest income	11	14
Interest expense	(329)	(657)
Gain on insurance settlement	39	-
Gain on debt conversion	313	-
Miscellaneous	82	16
Income (loss) before income taxes	2,479	(36)

Income tax provision (benefit)-current	54	-
Income tax provision (benefit)-deferred	(9)	-
Total income taxes	45	-

Net income (loss)	$2,434	$(36)

Earnings (loss) per share - basic	$0.14	$(0.00)
Earnings (loss) per share - diluted	$0.14	$(0.00)

Weighted average shares outstanding - basic	17,027	15,078
Weighted average shares outstanding - diluted	17,479	15,078

ULTRALIFE BATTERIES, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	March 29,	December 31,
ASSETS	2008	2007

Current assets:
Cash and investments	$734	$2,245
Trade accounts receivable, net	39,396	26,540
Inventories	40,225	35,098
Prepaid expenses and other current assets	2,754	4,410
Total current assets	83,109	68,293

Property and equipment	18,855	19,365

Other assets
Goodwill, intangible and other assets	33,877	34,390

Total Assets	$135,841	$122,048

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$14,319	$13,423
Accounts payable	21,226	18,326
Other current liabilities	15,859	10,083
Total current liabilities	51,404	41,832

Long-term liabilities:
Long-term debt and capital lease obligations	5,235	16,224
Other long-term liabilities	855	985
Total long-term liabilities	6,090	17,209

Minority interest in equity of subsidiaries	11	-

Shareholders' equity:
Common stock, par value $0.10 per share	1,798	1,712
Capital in excess of par value	164,746	152,070
Accumulated other comprehensive income	202	69
Accumulated deficit	(86,009)	(88,443)
	80,737	65,408
Less -- Treasury stock, at cost	2,401	2,401
Total shareholders' equity	78,336	63,007

Total Liabilities and Shareholders' Equity	$135,841	$122,048

CONTACT:
Company:
Ultralife
Robert W. Fishback, 315-332-7100
bfishback@ulbi.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com